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                                                                    Exhibit 99.4


          CAMDEN PROPERTY TRUST ANNOUNCES THE PRIVATE PLACEMENT OF $100
                        MILLION PERPETUAL PREFERRED UNITS


Houston, TEXAS (February 24, 1999) - Camden Property Trust (NYSE:CPT) announced the successful completion of a private placement of perpetual preferred operating units issued to institutional investors. The $100 million 8.5% Series B Cumulative Redeemable Perpetual Preferred Units were issued by Camden's operating partnership. The units are non-callable for five years, are subordinate to all debt, and have no mandatory redemption date. Donaldson, Lufkin & Jenrette acted as agent in the transaction. The net proceeds were used to reduce balances outstanding on Camden's lines of credit.

Camden Property Trust is one of the nation's largest multifamily REITs and owns interests in and operates 149 properties containing 51,310 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of 14 properties under development, the Company's portfolio will increase to 56,968 apartment homes in 163 properties.

For more  information,  please  contact  Richard  J.  Campo or D.  Keith Oden at
1-800-9Camden,   or  locally  at  (713)  354-2500,   or  visit  our  website  at
http://www.camdenprop.com.